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                                  ADORNO & YOSS
                           A PROFESSIONAL ASSOCIATION
                    350 EAST LAS OLAS BOULEVARD, SUITE 1700
                         FORT LAUDERDALE, FLORIDA 33301
                            telephone (954) 763-1200
                                 www.adorno.com
                                                             Facsimile
                                                          (954)  766-7800



                                October 14, 2002



Mr.  Tom  Jones
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

     Re:     World  Diagnostics Inc. (Registration  No.  333-97483)


Dear  Mr.  Jones:


    Please be advised that the undersigned is counsel to World Diagnostics Inc. ("WDI"). On behalf of WDI we are hereby requesting the voluntary withdrawal of the registration statement filed on Form SB-2. This request is being made in light of current market conditions. Please be advised that none of the shares contained in the registration statement on Form SB-2 have been sold.


                                   Sincerely,

                                   /s/  Charles  B.  Pearlman

                                   Charles  B.  Pearlman





CBP/sm

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